Exhibit 10.5

MUTUAL TERMINATION OF EMPLOYMENT AGREEMENT

This Mutual Termination of Employment Agreement (“Agreement”) is entered into on this 7th day of January, 2019, but effective as of the Effective Time (as defined below), by and among HopFed Bancorp, Inc., a Delaware corporation (“HopFed”), Heritage Bank USA, Inc. a Kentucky state chartered bank and wholly-owned subsidiary of HopFed (“Heritage Bank”), and John E. Peck, the current President and Chief Executive Officer of HopFed and Heritage Bank (the “Executive”) (hereinafter collectively referred to as the “Parties”). First Financial Corporation (“First Financial”), a bank holding company under the Bank Holding Company Act of 1956, as amended, and First Financial Bank, National Association (“First Financial Bank”), a wholly-owned national banking association subsidiary of First Financial, are Parties for the limited purposes described herein.

RECITALS

WHEREAS, HopFed and the Executive and Heritage Bank and the Executive each entered into a certain Employment Agreement dated June 20, 2018 (collectively, the “Employment Agreement”); and

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated January 7, 2019, by and between HopFed and First Financial (the “Merger Agreement”), HopFed shall be merged with and into First Financial (the “Merger”) effective as of the date and time provided in the Merger Agreement (the “Effective Time”); and

WHEREAS, Heritage Bank will be merged into First Financial Bank at the Effective Time or shortly thereafter; and

WHEREAS, pursuant to the Merger Agreement, as a condition precedent to the Merger, First Financial has consented to the termination of the Employment Agreement; and

WHEREAS, in light of the Merger, the Parties desire to mutually terminate the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                                      Termination of Employment Agreement. The Parties hereby agree that the Employment Agreement shall terminate, and all of the Executive’s rights to compensation, payments and/or benefits under the Employment Agreement shall cease effective as of the Effective Time (except: (i) any vested benefits to which the Executive is entitled under any tax-qualified retirement plan sponsored by HopFed or Heritage Bank that is designed to satisfy the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) any accrued, but unpaid salary and/or vacation or other paid time off; or (iii) under Section 2 of this Agreement). Notwithstanding the foregoing, the Executive hereby acknowledges and agrees that the Amount (as defined below) to be paid to the Executive hereunder is in lieu of any severance benefits that would otherwise be available to the Executive under any other agreement or severance pay policy or practice of HopFed or its subsidiaries or affiliates, or First Financial or its subsidiaries or affiliates, in the event that the Executive’s employment with either HopFed,

Heritage Bank, First Financial or First Financial Bank, or any of their subsidiaries or affiliates, terminates for any reason.

2.                                      Consideration. Contingent upon the Executive’s execution of this Agreement (including the Release in Appendix A), the Merger becoming effective, the Executive not revoking the Release, and the Executive’s continued full compliance with the terms and conditions of this Agreement, HopFed or Heritage Bank will provide to the Executive the following consideration, and the Executive will make the following acknowledgements regarding such consideration:

(a)                                 Subject to Section 4, as consideration for the Executive to enter into this Agreement and its attachments, appendices and exhibits, to terminate the Employment Agreement with Heritage Bank, Heritage Bank shall pay to the Executive the gross amount of $916,678.00 (the “Amount”), less any withholdings for applicable taxes required by law. Subject to the foregoing, Heritage Bank shall pay the Amount to the Executive in a lump sum through its payroll system at the first regular payroll date after the Release at Appendix A is executed and the waiting period has passed without revocation by the Executive.   An Internal Revenue Service Form W-2 shall be issued to the Executive for the Amount.  The Executive shall not have any right to pledge, assign or in any way create a lien upon the Amount.  The Amount is not assignable in anticipation of payment, either by voluntary or involuntary acts, or by operation of law.  Except for the legally required withholdings and payroll deductions from the Amount, the Executive agrees that he/she is responsible for paying all taxes that may be owed by him/her on the Amount, and the Executive agrees to indemnify HopFed, and Heritage Bank from any and all liability, including, but not limited to, taxes, penalties, interest and attorneys’ fees, if it is determined by a state or federal agency or court that tax liability arises from the Amount paid to the Executive, or on his/her behalf, under this Agreement.

(b)                                 The Executive hereby acknowledges and agrees that: (i) the Amount is a sum which is equivalent to the sum to which the Executive would otherwise be entitled under the Employment Agreement in the event of a qualifying termination of the Executive’s employment after a Change of Control; (ii) without executing this Agreement, the Executive would not be entitled to receive the Amount at this time nor would he be entitled to receive it in a lump sum, which constitutes additional consideration to which Executive otherwise would not be entitled; and (iii) except as provided in this Agreement, the Executive is not entitled to receive any further compensation, payments and/or employee benefits under the Employment Agreement or pursuant to the Executive’s employment relationship with HopFed and/or Heritage Bank. Executive therefore acknowledges that he is not owed and will not seek any additional compensation or benefits beyond what is outlined in this Agreement, except that the parties agree and acknowledge that this Agreement does not waive or apply to Executive’s right to receive any qualified retirement or pension benefits or related plans, the eligibility and entitlement to which shall be governed by the applicable plans.

3.                                      Governing Law and Waiver of Jury Trial. To the extent subject to Section 409A of the Code, this Agreement will be administered to comply with the provisions thereof and the regulations thereunder. To the extent not inconsistent with the previous sentence, this Agreement shall be governed by and construed in accordance with the laws of the State of

Indiana, without reference to the choice of law principles or rules thereof. EACH OF THE PARTIES WAIVES ANY RIGHTS THAT IT MAY HAVE TO BRING A CAUSE OF ACTION IN ANY COURT OR IN ANY PROCEEDING INVOLVING A JURY TO THE MAXIMUM EXTENT PERMITTED BY LAW.

4.                                      Limitation of Benefit. Notwithstanding anything to the contrary in this Agreement, if there are payments to the Executive under this Agreement, the Employment Agreement or any other agreement, plan or arrangement which constitute “parachute payments,” as defined in Section 280G of the Code, then the payments made to the Executive under all such agreements, plans or arrangements shall be limited to One Dollar ($1.00) less than the amount which would cause the payments to the Executive (including payments to the Executive which are not included in this Agreement) to be subject to the excise tax imposed by Section 4999 of the Code. To the extent such payments must be reduced, the reduction shall be accomplished by reducing the amount of the lump sum payment otherwise due under this Agreement.

5.                                      Return of Property. The Executive agrees that, (a) at a date no later than the Executive’s last date of employment, he will return to HopFed and/or Heritage Bank all equipment, documents, memoranda, records, files, notes, diskettes, copies, credit cards, keys, computers, computer file passwords, and any other materials and property of HopFed and Heritage Bank, including all Confidential Information in his/her possession or control, whether contained on his/her business, personal or home computer, cellular phone, tablets or other electronic portable device; and (b) that the Executive will not retain or make any copies of the foregoing materials unless otherwise itemized in writing and provided to HopFed for approval.  The Executive further agrees that he will not retain any login information or passwords to HopFed or Heritage Bank’s computers, accounts or systems that would permit him/her to gain access to their computer systems and that he/he will not attempt to gain access to that information or retain any, emails and other information or documents, whether in hard copy or electronic format, including those on his/her personal desktop and laptop computer(s) containing Confidential Information or belonging to HopFed or Heritage Bank, and if he/she later discovers or becomes aware of any hard or electronic record that should have been returned upon the termination of employment, he/she will immediately notify HopFed and Heritage Bank (or its successors and assigns) and follow their instructions for returning and/or deleting the records in his/her possession and will not retain any copies.

For purposes of this Agreement, the term “Confidential Information” means any and all materials, records, data, documents, lists, writings, and information (whether in writing, printed, electronically stored, computerized, on disk or otherwise, including all copies, summaries, analyses, drafts, and extracts) relating or referring in any manner to trade secrets (as currently defined under applicable law) of HopFed and/or Heritage Bank, as well as other non-public financial or proprietary information of HopFed and/or Heritage Bank, including but not limited to business reports, business plans, projections, income statements, profit and loss statements, business strategies and/or strategic plans, internal audits, sales information, sales techniques, business costs, product pricing, budgets, research and development, intellectual property, software and/or computer programs, marketing strategies or ideas, marketing plans or materials, business development plans or strategies, records or information relating to customers or account holders of Heritage Bank, customer lists, inventions, and processes, systems, methods, documentation or devices used in or pertaining to the business of HopFed and/or Heritage Bank which are unique to the business of or services or products of HopFed or Heritage Bank.

6.                                      Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of HopFed and Heritage Bank and their respective successors and assigns. This Agreement may be assigned, without the prior consent of the Executive, to a successor of HopFed or Heritage Bank (and the Executive hereby consents to the assignment of the covenants under this Agreement to a purchaser of all or substantially all of the stock of HopFed or Heritage Bank, by merger or otherwise) and, upon the Executive’s death, this Agreement shall terminate except to the extent any payments remain due Executive in which case the payments shall inure to the benefit of and be enforceable by the Executive’s executors, administrators, representatives, heirs, distributees, devisees, and legatees, and all amounts payable hereunder shall be paid to such persons or the estate of the Executive.

7.                                      Entire Agreement. This Agreement, including all attachments, appendices and exhibits hereto, comprises the entire agreement between the Parties with respect to the subject matter hereof and supersedes all earlier agreements (whether oral or written) relating to the subject matter hereof.

8.                                      Waiver; Amendment. No provision or obligation of this Agreement may be waived or discharged unless such waiver or discharge is agreed to in writing and signed by the parties to be bound. The waiver by any Party hereto of a breach of or noncompliance with any provision of this Agreement shall not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder. Except as expressly provided otherwise herein, this Agreement may be amended, modified, or supplemented only by a written agreement executed by parties to be bound thereto.

9.                                      Severability. All provisions of this Agreement are severable from one another, and the unenforceability or invalidity of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement; provided, however, that should any judicial body interpreting this Agreement deem any provision to be unreasonably broad in time, territory, scope or otherwise, the parties intend for the judicial body, to the greatest extent possible, to reduce the breadth of the provision to the maximum legally allowable parameters rather than deeming such provision totally unenforceable or invalid.

10.                               Further Assurances. Each of the Parties hereto shall do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged and delivered at any time and from time to time upon the request of any other Parties hereto, all such further acts, documents and instruments as may be reasonably required to affect any of the transactions contemplated by this Agreement.

11.                               Notice. Any notice, request, instruction, or other document to be given hereunder to any Party shall be in writing and delivered by hand, registered or certified United States mail, return receipt requested, or other form of receipted delivery, with all expenses of delivery prepaid, as follows:

If to the Executive:	If to Heritage Bank:

4155 Lafayette Road,
Hopkinsville, KY42240

or to such other address as any of the Parties hereto may have furnished to the others in writing in accordance with the preceding.

12.                               Headings. The headings in this Agreement have been inserted solely for ease of reference and shall not be considered in the interpretation, construction, or enforcement of this Agreement.

13.                               Release. For and in consideration of the foregoing covenants and promises made by HopFed and Heritage Bank, and the performance of such covenants and promises, the sufficiency of which is hereby acknowledged, the Executive agrees to release HopFed and Heritage Bank and all other persons named in the Release (as defined below) from any and all causes of action that the Executive has or may have against them before the effective date of the Release, other than a breach of this Agreement. The Executive shall execute a separate Release Agreement substantially in the form attached hereto as Appendix A (the “Release”). The signing of this Agreement and the payment of the Amount is not an admission of fault or potential liability on the part of any of the Released Parties (as defined in the Release). This Agreement is entered into in an effort to provide the Executive with certain accommodations and to terminate his Employment Agreement on an amicable basis. THE EXECUTIVE’S RIGHT TO BENEFITS HEREUNDER SHALL BE CONTINGENT ON THE SIGNING, RETURNING, AND NOT REVOKING THE RELEASE WITHIN THE PERIODS REQUIRED BY LAW AND AS PROVIDED IN THE RELEASE.

14.                               Review and Consultation. The Parties hereby acknowledge and agree that each (a) has read this Agreement in its entirety prior to executing it, (b) understands the provisions and effects of this Agreement, (c) has consulted with such attorneys, accountants, and financial and other advisors as it or he or she has deemed appropriate in connection with their respective execution of this Agreement, and (d) has executed this Agreement voluntarily. THE EXECUTIVE HEREBY UNDERSTANDS, ACKNOWLEDGES, AND AGREES THAT THIS AGREEMENT HAS BEEN PREPARED BY COUNSEL FOR FIRST FINANCIAL, AND THAT THE EXECUTIVE HAS NOT RECEIVED ANY ADVICE, COUNSEL, OR RECOMMENDATION WITH RESPECT TO THIS AGREEMENT FROM HOPFED, HERITAGE BANK, FIRST FINANCIAL, FIRST FINANCIAL BANK, OR THEIR RESPECTIVE COUNSEL.  EXECUTIVE ACKNOWLEDGES THAT HE/SHE HAS EXECUTED THE AGREEMENT SOLELY IN RELIANCE UPON HIS/HER OWN KNOWLEDGE, BELIEF AND JUDGMENT, AND NOT UPON ANY REPRESENTATION BY HOPFED, HERITAGE BANK, OR ANY AGENT, REPRESENTATIVE OR PERSON ASSOCIATED WITH HOPFED OR HERITAGE BANK.  EXECUTIVE FURTHER REPRESENTS THAT NO PROMIS, INDUCEMENT, OR AGREEMENT, NOT EXPRESSED HEREIN, HAS BEEN MADE OR OFFERED TO HIM/HER, AND THAT THE TERMS OF THIS AGREEMENT ARE CONTRACTUAL AND NOT MERE RECITALS.

15.                               Counterparts.  This Agreement may be executed in any number of identical counterparts, each of which shall be deemed a duplicate original but all of which shall constitute one and the same agreement.  The Parties agree that signatures transmitted by facsimile or other electronic means are acceptable the same as original signatures for the execution of the Agreement.

16.                               Construction.  This Agreement is the result of negotiations between the Parties, and no party shall be deemed to be the drafter of this Agreement; accordingly, this Agreement shall be interpreted and construed without any presumption or inference based upon or against the party causing this Agreement to be prepared.  The language of this Agreement shall in all cases be construed as a whole, according to its fair meaning and not strictly for or against any party.

17.                               Jurisdiction and Venue.  The parties agree that all suits, actions, proceedings, litigation, disputes, or claims relating to or arising out of this Agreement shall be filed and tried in the Superior or Circuit Court, as appropriate, of Vigo County, Indiana, or the United States District Court for the Southern District of Indiana, Terre Haute Division.  In this regard, the parties hereby:  (a) agree that venue shall be such stated courts; (b) irrevocably consent to service of process and to the jurisdiction and venue of such courts; and (c) irrevocably waive any claim of inconvenient forum if any such suit, claim, proceeding, litigation, dispute, or claim has been filed, brought, or made in any of such courts.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Mutual Termination of Employment Agreement as of the day and year first above written.

/s/ John E. Peck
JOHN E. PECK

HOPFED BANCORP, INC.		HERITAGE BANK USA, INC.

By:	/s/ John E. Peck	By:	/s/ John E. Peck

Its:	President/CEO	Its:	President/CEO

For the limited purpose of acknowledging its consent, pursuant to the Merger Agreement, to HopFed and Heritage Bank entering into this Agreement:

FIRST FINANCIAL CORPORATION		FIRST FINANCIAL BANK, NATIONAL ASSOCIATION

By:	/s/ Norman L. Lowery	By:	/s/ Norman L. Lowery

Its:	President &CEO	Its:	President &CEO

SIGNATURE PAGE

MUTUAL TERMINATION OF EMPLOYMENT AGREEMENT

APPENDIX A

RELEASE AGREEMENT

RELEASE OF CLAIMS

[DO NOT SIGN UNTIL EFFECTIVE TIME OF MERGER]

FOR VALUABLE CONSIDERATION, including the payment to the undersigned Executive of certain consideration pursuant to that certain Mutual Termination of Employment Agreement (“Agreement”) previously executed by and among Executive, HopFed Bancorp, Inc. (the “Holding Company”), and Heritage Bank USA, Inc. (the “Bank”), in connection with the merger (“Merger”) between HopFed and First Financial Corporation (“First Financial”), Executive hereby freely and voluntarily makes this Release of Claims (“Release”).

1.                                      Subject to the carve-out provisions set forth below, Executive, for his/her own behalf and on behalf of his/her heirs, personal representatives, executors, administrators, agents, and assigns, hereby forever and fully releases, acquits, and discharges the Holding Company, the Bank, First Financial, First Financial Bank National Association, and each of their subsidiaries, affiliates, and divisions, officers, directors, shareholders, managers, agents, representatives, employees, attorneys, insurers, successors and assigns (collectively the “Released Parties”), of and from any and all claims, actions, suits, debts, expenses, accounts, covenants, contracts, agreements, promises, obligations, warranties, trespasses, torts, injuries, losses, damages, attorneys’ fees, court costs, demands or other liability or relief of any nature whatsoever arising prior to the execution of the Release, whether known or unknown, foreseen or unforeseen, fixed or contingent, brought at law, in equity, or before any administrative agency or department, that Executive ever had or now has, including but not limited to all matters arising out of or in any way relating to Executive’s employment by the Bank and/or any other occurrence or event up to and including the signing of this Release. No rights or claims arising after the execution of this Release are waived hereby.

The above release provision includes, but is not limited to, those claims arising under: (a) The Civil Rights Act of 1866, 42 U.S.C. §1981; (b) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. §2000e, et. seq.; (c) the Age Discrimination in Employment Act of 1967 (“ADEA”); (d) the Older Workers Benefit Protection Act (“OWBPA”); (e) the Americans with Disabilities Act, as amended by the Americans with Disabilities Act Amendment Act; (f) the Family and Medical Leave Act; (g) the Indiana Wage Payment and Indiana Wage Claims Acts and/or any Kentucky wage statutes; (h) the Indiana Civil Rights Act and/or Kentucky civil rights laws; (i) the Fair Labor Standards Act; (j) the Employee Retirement Income Security Act (“ERISA”), except to the extent unrelated to Executive’s separation from employment to enforce any right to vested benefits; (k) any other federal, state, or local statutes or ordinances; (l) any and all tort or contract claims, including but not limited to breach of contract, breach of good faith and fair dealing, infliction of emotional distress, or wrongful termination or discharge; and, (m) any and all claims which could have been alleged or pleaded in any litigation or other legal proceeding between Executive and any of the Released Parties by reason of, arising out of or in any way relating to Executive’s employment by the Bank or the Merger.

Nothing contained in this Release, including the release set forth above, is intended to or shall preclude or prohibit Executive from filing a claim or charge with the Equal Employment Opportunity Commission (EEOC) or a corresponding state or local administrative body, or any another other federal, state, or local governmental agency charged with enforcement of any law. Executive retains the right to participate in any such action; however, Executive shall not be entitled to any individual relief (monetary, equitable, or otherwise) as a result of any such claim, action, or charge. Furthermore, Executive retains the right to communicate with any governmental authority and such communication can be initiated by Executive or in response to the governmental authority and is not limited by any obligation Executive has under this Release or the Agreement, including any nondisclosure or confidentiality provisions.

2.                                      In the event Executive is forty (40) years of age or older, Executive understands that he/she is covered by the provisions of the ADEA and OWBPA. Accordingly, Executive has been given a period of at least twenty-one (21) days, within which to consider and execute the Release (“Review Period). Executive may use as much or as little of the Review Period as he/she desires. Executive’s signature on the Release constitutes a waiver of any days remaining in the Review Period. Furthermore, Executive has been advised that after he/she signs this Release, he/she has an additional seven (7) days within which to revoke the Release. The Release shall become final and binding on the eighth day after Executive signs the Release, provided that he/she does not timely revoke the Release (“Effective Date”). Executive may timely revoke his/her signature of the Release if he/she provides written notice by 5:00 PM on or before the seventh day after signing the Release, provided that Executive’s written notice is either: (1) hand-delivered to and receipted by the Chairman of the Board, Heritage Bank USA, Inc., 4155 Lafayette Road, Hopkinsville, Kentucky, 42240; or (2) delivered by receipted overnight delivery service to the Chairman of the Board, Heritage Bank USA, Inc., 4155 Lafayette Road, Hopkinsville, Kentucky, 42240.

3.                                      This Release cannot be modified, amended or changed, without the written consent of the Bank, the Holding Company, and First Financial and First Financial Bank, National Association.

4.                                      The invalidity or unenforceability of any provision or provisions in the Release shall not affect the validity or enforceability of any other provision of the Release, which shall remain in full force and effect.

5.                                      The laws of the States of Indiana shall govern the validity, interpretation, construction, performance and enforcement of the Release regardless of where Executive resides. Executive agrees that any action related to the Release shall be brought and tried in either state court located in Terre Haute, Indiana, or federal court in the Southern District of Indiana, Terre Haute Division, as appropriate. Executive hereby: (a) agrees that venue shall be in such courts; (b) irrevocably consents to service of process and to the jurisdiction and venue of such courts; and (c) irrevocably waives any claim of inconvenient forum if any such suit, claim, proceeding, litigation, dispute, or claim has been brought, filed, or made in any such court.

6.                                      In the event any of the Released Parties assert the Release as a defense to an action brought by or on behalf of Executive, and the Released Parties prevail, the Released Parties shall be entitled to recover its or their reasonable attorneys’ and paralegal fees, costs and expenses, unless otherwise prohibited under federal or state law. This provision does not apply to any action or claim Executive may assert under the ADEA, or any other federal or state statute or law that prohibits the recovery of such fees, costs and expenses by the Released Parties.

7.                                      Executive represents that he/she has read this Release, fully understands each and every provision of this Release; and has voluntarily, of her own accord, executed this Release. Executive acknowledges that in consideration of accepting the payment of the amount specified in the Agreement, he/she is releasing certain legal claims. EXECUTIVE HAS BEEN AFFIRMATIVELY ADVISED TO SEEK LEGAL COUNSEL OF HIS/HER OWN CHOOSING BEFORE EXECUTING THIS RELEASE. Executive acknowledges that he/she has carefully read and fully understands the provisions of the Release and that he/she has executed this Release based upon advice of his/her attorney. Executive further acknowledges that the Release has been executed solely in reliance upon Executive’s own knowledge, belief and judgment, and not upon any representations by the Holding Company or the Bank, or any individual or party associated with the Holding Company or the Bank or its successors or assigns. Executive further declares and represents that no promise, inducement or agreement, not herein expressed, has been made to him/her, and that the terms of the Release are contractual and not mere recitals.

I, the undersigned Executive, hereby expressly state that if I decide to execute this Release prior to the expiration of the twenty-one (21) day Review Period, it has been done on a knowing and voluntary basis, and has not been induced by the Holding Company, Bank, First Financial, First Financial Bank, National Association, or its or their attorneys, representatives or agents, through fraud, misrepresentation, a threat to withdraw or alter the offer, or by providing different terms to me for signing the Release prior to the expiration of the Review Period.

EXECUTIVE HAS READ THE ENTIRE RELEASE BEFORE SIGNING BELOW.

IN WITNESS WHEREOF, the Executive has executed this Release on the date stated below.

Executive

Printed Name: John E. Peck	Date:

Signature: